OPERATING AGREEMENT OF
                  THE BILTMORE OF LOUISIANA GROUP L.L.C.


ARTICLE I. OFFICES
     1.1 Principal Office
     1.2 Registered Office

ARTICLE II.  MEETINGS
     2.1 Annual Meeting
     2.2 Regular Meetings
     2.3 Special Meetings
     2.4 Notice of Meeting
     2.5 Quorum
     2.6 Proxies
     2.7 Voting
               2.7.1 Voting by Members
               2.7.2 Voting by Certain Members
     2.8 Manner of Acting
               2.8.1 Formal action by Members.
               2.8.2 Procedure
               2.8.3 Presumption of Assent
               2.8.4 Informal Action of Members
     2.9 Order of Business
     2.10 Telephonic Meeting

ARTICLE III FISCAL MATTERS
     3.1 Fiscal Year
     3.2 Deposits
     3.3 Checks, Drafts, Etc.
     3.4 Loans
     3.5 Contracts
     3.6 Accountant
     3.7 Legal Counsel

ARTICLE IV.  MANAGEMENT CERTIFICATES AND THEIR TRANSFER
     4.1 Certificates
     4.2 Certificate Register
     4.3 Capital contributions
     4.4 Transfers of Shares

ARTICLE V. BOOKS AND RECORDS
     5.1 Books and Records
     5.2 Right of Inspection
     5.3 Financial Records

ARTICLE VI.  DISTRIBUTION OF PROFITS

ARTICLE VII.  OFFICERS
     7.1 Operating Manager

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     7.2 Other Officers
     7.3 Election and Tenure
     7.4 Resignations and Removal
     7.5 Vacancies
     7.6 Salaries


ARTICLE VIII.  MISCELLANEOUS
     8.1 Notice
     8.2 Waiver of Notice
     8.3 Indemnification By Company
     8.4 Indemnification Funding
     8.5 Duality of Interest Transactions
     8.6 Anticipated Transactions
     8.7 Gender and Number
     8.8 Articles and other Headings
     8.9 Reimbursement of Officers and Members

ARTICLE IX.  AMENDMENTS
     9.1 Amendments

RATIFICATION and EXECUTION

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                             Operating Agreement
                                      Of
                          THE BILTMORE GROUP L.L.C.

                                 AUGUST 1998


                                  ARTICLE I.
                                   OFFICES
     1.1 Principal Office. The principal office of the Company in the State of Louisiana will be located at 507 Trenton Street, West Monroe, Louisiana 71291. The Company may have other offices, either within or without the state of Louisiana as the Members may designate or as the business of the Company may from time to time require.
     1.2 Registered Office. The registered office of the Company, required by the Louisiana Limited Liability Company Act to be maintained in the State of Louisiana, may, but need not, be identical with the Principal
Office in the State of Louisiana. The address of the initial registered office of the Company is 507 Trenton Street, West Monroe, Louisiana 71291, and the initial registered agent at that address is Joanne M. Caldwell-Bayles. The registered office and the registered agent may be changed from time to time by action of the Members and by filing the prescribed form with the Louisiana Secretary of State.

                                 ARTICLE II.
                                  MEETINGS
     2.1 Annual Meeting. The annual meeting of the Members will be held the first Tuesday in the month of January in each year, beginning with the year 1997 at the hour of 10:00 o'clock a.m., for the purpose of electing an Operating Manager and for the transaction of other business as may come before the meeting. If the day fixed for the annual meeting is a legal holiday, the meeting will be held on the next succeeding business day. If the election is not held on the day designated in this Agreement for the annual meeting of the Members, or at any adjournment of the meeting, the Members will cause the election to be held at a special meeting of the Members as soon afterward as it may conveniently be held.
     2.2 Regular Meetings. The Members may prescribe the time and place for the holding of regular meetings and may provide that the adoption of the resolution will constitute notice of the regular meetings. If the Members do not prescribe the time and place for the holding of regular meetings, regular meetings will be held at the time and place specified by the Operating Manager in the notice of each regular meeting.
     2.3 Special Meetings. Special meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Operating Manager or by any two Members.
     2.4 Notice of Meeting. Written or telephonic notice stating the place, day and hour of the meeting and, in case of a special meeting, the purposes for which the meeting is called, must be delivered not less than fifteen
(15) days before the date of the meeting, either personally or by mail, by or at the direction of the Operating Manager, to each Member of record entitled to vote at the meeting. If mailed, the notice will be deemed to be delivered when deposited in

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the United States mail, addressed to the Member at his address as it appears on the books of the Company, with postage prepaid. When all the Members of the Company are present at any meeting, or if those not present sign in writing a waiver of notice of the meeting, or subsequently ratify all the proceedings of the meeting, the transactions of the meeting are as valid as if a meeting were formally called and notice had been given.
     2.5 Quorum. At any meeting of the Members, a majority of the equity interests, as determined from the capital contribution of each Member as reflected by the books of the Company, represented in person or by proxy, will constitute a quorum at a meeting of Members. If less than a majority of the equity interests are represented at a meeting, a majority of the interests so represented may adjourn the meeting from time to time without further notice. At an adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum.
     2.6 Proxies. At all meetings of Members, a Member may vote by proxy executed in writing by the Member or by his duly authorized attorney-in-fact. The proxy must be filed with the Operating Manager of the Company before or at the time of the meeting. No proxy may be valid after three months from date of execution, unless otherwise provided in the proxy.
Management Certificates standing in the name of a corporation, partnership or company may be voted by the officer, partner, agent or proxy as the Bylaws of the entity may prescribe or, in the absence of such provision, as the Board of Directors of the entity may determine. Certificates held by a trustee, personal representative, administrator, executor, guardian or conservator may be voted by him, either in person or by proxy, without a transfer of the certificates into his name.
     2.7. Voting.
               2.7.1. Each Member will have one vote for each one (1) dollar in Equity interest, as reflected on the book and records of the company
               2.7.2 Voting by Certain Members. Management Certificates standing in the name of a corporation, partnership or company may be voted by the officer, partner, agent or proxy as the Bylaws of the entity may prescribe or, in the absence of such provision, as the Board of Directors of the entity may determine. Certificates held by a trustee, personal representative, administrator, excitor, guardian or conservator may be vote by him, either in person or by proxy, without a transfer of the certificates into his name.

     2.8 Manner of Acting.
               2.8.1 Formal action by Members. Ordinarily, the act of a majority of the Members present at a meeting at which a quorum is present will be the act of the Members. On demand of any Member, voting on a

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               particular issue may be in accordance with percentage of
               equity ownership in the company.
               2.8.2 Procedure. The Operating Manager of the Company will preside at meetings of the Members, may move or second any item of business but may not vote on any matter when there is an even number of Members present and the Members are evenly divided as to an issue. A record must be maintained of the meetings of the Members. The Members may adopt their own rules of procedure which may not be inconsistent with this Operating Agreement.
               2.8.3 Presumption of Assent. A Member of the Company who is present at a meeting of the Members at which action on any matter is taken will be presumed to have assented to the action taken, unless his dissent is entered in the minutes of the meeting or unless he files his written dissent to the action with the person acting as the secretary of the meeting before the adjournment of the meeting or forwards his/her dissent by certified mail to the secretary of the meeting immediately after the adjournment of the meeting. The right to dissent will not apply to a Member who voted in favor of the action.
               2.8.4 Informal Action of Members. Unless otherwise provided by law, any action required to be taken at a meeting of the Members, or any other action which may be taken at a meeting of the Members, may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all the Members entitled to vote with respect to the subject letter thereof.
     2.9 Order of Business. The order of business at all meetings of the Members shall be as follows:
     1. Roll Call.
     2. Proof of notice of meeting or waiver of notice.
     3. Reading of minutes of preceding meeting.
     4. Report of the Operating Manager.
     5. Reports of Committees.
     6. Unfinished Business.
     7. New Business.

     2.10 Telephonic Meeting. Members of the Company may participate in any meeting of the Members by means of conference telephone or similar communication if all persons participating in the meeting can hear one another for the entire discussion of the matter(s) to be voted on. Participating in a meeting pursuant to this Section will constitute presence in person at the meeting.
                                 ARTICLE III
                               FISCAL MATTERS
     3.1 Fiscal Year. The fiscal year of the Limited Liability Company will begin on the first day of January and end on the last day of December each year, unless otherwise determined by resolution of the Members.

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     3.2 Deposits.  All funds of the Limited Liability Company will be deposited from time to time to the credit of the Limited Liability Company in the banks, trust companies or other depositories as the Members may select.
     3.3 Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, and all notes or other evidences of indebtedness issued in the name of the Company will be signed by the Operating Manager.
     3.4 Loans. No loans may be contracted on behalf of the Limited Liability Company or no evidences of indebtedness may be issued in its name unless authorized by a resolution of the Members. The authority may be general or confined to specific instances.
     3.5 Contracts. The Members may authorize any Member or agent of the Company, in addition to the Operating Manager, to enter into any contract or execute any instrument in the name of and on behalf of the Company, and such authority may be general or confined to specific instances.
     3.6 Accountant. An Accountant may be selected from time to time by the Members to perform such tax and accounting services as may be required from time to time. The accountant may be removed by the members without assigning any cause.
     3.7 Legal Counsel. One or more Attorney(s) at Law may be selected from time to time by the Members to review the legal affairs of the Company and to perform other services as may be required and to report to the Members with respect to those services. The Legal Counsel may be removed by the Members without assigning any cause.
                                   ARTICLE IV.
                   MANAGEMENT CERTIFICATES AND THEIR TRANSFER
     4.1 Certificates. Management Certificates representing equity interest in the Company will be in the form determined by the Members. Management Certificates must be signed by the operating Manager and by all other
Members. All Management Certificates must be consecutively numbered or otherwise identified. The name and address of the person to whom the Management Certificates are issued, with the Capital Contribution and the rate of issue, must be entered in the Certificate Register of the Company. In case of a lost, destroyed or mutilated management Certificate, a new one may be issued on the terms and indemnity to the Company as the Members may prescribe.
     4.2 Certificate Register. The stated capital contribution and proportionate equity interest is reflected in the books and records of the company which are prepared and kept in the Certificate Register in accordance with the articles of organization and all operating agreements which may be in force from time to time.
     4.3 Capital contributions. The total capital contribution by the members is to be ONE MILLION AND N0/100 ($1,000,000.00) DOLLARS. After the capital contribution by existing members or any new member(s) totaling One Million and no/100 ($1,000,000.00) have be made or subscribed to, any and all changes in Members or the amount of Capital contribution must be approved by a majority of the existing members. Each member(s) will have the right to acquire an amount of any increase in capital in a percentage equal the percentage of all

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capital contribution being held by the member at the time of any increase in capital contribution approved by the majority of the members.
     4.4 Transfers of Shares. Any Member proposing a transfer or assignment of his Certificate must first notify the Company, in writing, of all the details and consideration for the proposed transfer or assignment. The company, for the benefit of the remaining Members, will have the first right to acquire the equity by cancellation of the Certificate under the same terms and conditions as provided in the formal Articles of Organization as filed with the Wyoming Secretary of State for Members who are deceased, retired, resigned, expelled, or dissolved.
     If the company declines to elect this option, the remaining Members who desire to participate may proportionately (or in the proportions as the remaining Members may agree) purchase the interest under the same terms and conditions first proposed by the withdrawing Member.
     If the transfer or assignment is made as originally proposed and the other Members fail to approve the transfer or assignment by unanimous written consent, the transferee or assignee will have no right to participate in the management of the business and affairs of the Limited Liability
Company or to become a Member. The transferee or assignee will only be entitled to receive the share of the profit or other compensation by way of income and the return of contributions to which that Member would otherwise be entitled.



                                ARTICLE V.
                            BOOKS AND RECORDS
     5.1 Books and Records. The books and records of the company must be kept at the principal office of the company or at other places, within or without the state of Louisiana, as the Members from time to time determine.
     5.2 Right of Inspection. Any Member of record will have the right to examine and make copies, at any reasonable time or times for all purpose, the books and records of account, minutes and records of Members. The inspection may be made by any agent or attorney of the Member. On the written request of any Member, the Company must mail to such Member its most recent financial statements, showing in reasonable detail its assets and liabilities and the results of its operations.
     5.3 Financial Records. All financial records will be maintained and reported based on generally acceptable accounting practices.

                              ARTICLE VI.
                        DISTRIBUTION OF PROFITS

    6.0 Method of distribution. In the absence of a unanimous agreement otherwise, all profits shall be distributed annually prior to the close of the fiscal year, less and except an amount to be retained for the cash needs of the company's business. Unless otherwise provided retained profits shall be deemed an increase in capital contributions of the Company.




                             ARTICLE VII.
                              OFFICERS
    7.1 Operating Manager. The Operating Manager will be the chief executive officer of the Company responsible for the general overall supervision of the business and affairs of the Company. When present, he will preside at all meetings of the Members. The operating Manager may sign, on behalf of the Company, deeds, mortgages, bonds, contracts or other instruments which have been appropriately authorized to be executed, by the Members except in cases where the signing or execution is expressly delegated by the Members or by this operating agreement or by Statute to some other Officer or Agent of the company; and, in general, he will perform all duties as may be prescribed by the Board from time to time.
    The specific authority and responsibility of the operating manager will also include the following:

     (1) The Operating Manager will effectuate this Operating Agreement and the Regulations and decisions of the Members.
     (2) The Operating Manager will direct and supervise the operations of the Company.
     (3)The Operating Manager, within parameters as may be set by the Members, will establish charges for services and products of the Limited
     Liability Company as may be necessary to provide adequate income for the efficient operation of the Company.
     (4) The Operating Manager, within the budget established by the Members, will set and adjust wages and rates of pay for all personnel of the Company and will appoint, hire and dismiss all personnel and regulate their hours of work.
     (5) The Operating Manager will keep the Members advised in all matters pertaining to the operation of the Company, services rendered, operating income and expense, financial position, and, to this end, will prepare and submit a report to the Members at each regular meeting and at other tines as may be directed by the Members.
     7.2 Other Officers. The Company, at the discretion of the Members, may have additional Officers including, without limitation, one or more Vice-Operating Managers, one or more Secretaries and one or more Treasurers. Officers need not be selected from among the Members. One person may hold two or more offices, except one person may not hold both the office of Operating Manager and the office of Secretary. When the incumbent of an office, as determined by the incumbent himself or by the Members, is unable to perform the duties of his office, or when there is no incumbent of an office (both such situations referred to hereafter as the "absence" of the Officer), the duties of the office shall be performed by the person specified by the Members.
     7.3 Election and Tenure. The Officers of the Company will be elected annually by the Members at the annual meeting. Each Officer will hold office from the date of his election until the next annual meeting and until his successor has been elected, unless he sooner resigns or is removed.
     7.4 Resignations and Removal. Any Officer may resign at any time by giving written notice to the Operating Manager or to all of the Members and, unless otherwise specified therein, the acceptance of the resignation will not be necessary to make it effective. Any Officer may be removed at any time by the Members with or without cause.
     7.5 Vacancies. A vacancy in any office may be filled for the unexpired portion of the term by the Members.
     7.6 Salaries. The salaries of the officers will be fixed from time to time by the Members and no officer may be prevented from receiving such salary by reason of the fact that he is also a Member of the Company.
                                   ARTICLE VIII.
                                   MISCELLANEOUS
     8.1. Notice. Any notice required or permitted to be given pursuant to the provisions of the Statute, the Articles of Organization of the Limited Liability Company or this Operating Agreement will be effective as of the date personally delivered, or if sent by mail, on the date deposited with United States Postal Service, prepaid and addressed to the intended receiver at his last known address as shown in the records of the Limited Liability Company.
     8.2 Waiver of Notice. Whenever any notice is required to be given pursuant to the provisions of the Statute, the Articles of Organization of the Limited Liability Company or this Operating Agreement, a waiver of the notice, in writing, signed by the persons entitled to the notice, whether before or after the time stated therein, will be deemed equivalent to the giving of the notice.
     8.3 Indemnification By Company. The Limited Liability Company may indemnify any person who was or is a party defendant or is threatened to be made a party defendant to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Limited Liability Company) by reason of the fact that he is or was a Member of the Company, Officer, employee or agent of the Company, or is or was serving at the request of the Company, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if the Members determine that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Limited Liability
Company, and with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or on a plea of nolo contendere or its equivalent, will not in itself create a presumption that the person did or did not act in good faith and in a manner which he reasonably believed to be in the best interest of the Limited Liability Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     8.4 Indemnification Funding. The Company will fund the indemnification obligations provided by Section 8.3 in the manner and to the extent the Members may from time to time deem proper.
     8.5 Duality of Interest Transactions. Members of this Company have a duty of undivided loyalty to this Company in all matters affecting this Company's interests.
     8.6 Anticipated Transactions. Notwithstanding the provision of Section 8.5, it is anticipated that the Members and Officers will have other legal and financial relationships. Representatives of this Company, along with representatives of other entities, from time to time may participate in the joint development of contracts and transactions designed to be fair and reasonable to each participant and to afford an aggregate benefit to all participants. Therefore, it is anticipated that this Company will desire to participate in these contracts and transactions and, after ordinary review for reasonableness, that the participation of the Company in these contracts and transactions may be authorized by the Members.
     8.7 Gender and Number. Whenever the context requires, the gender of all words used this Agreement will include the masculine, feminine and neuter, and the number of all words will include the singular and plural.
     8.8 Articles and other Headings. The Articles and other headings contained in this Operating Agreement are for reference purposes only and will not affect the meaning or interpretation.
     8.9 Reimbursement of Officers and Members. Officers and members will receive reimbursement for expenses reasonably incurred in the performance of their duties.
                                  ARTICLE IX.
                                  AMENDMENTS
     9.0 Amendments. This Operating Agreement may be altered, amended, restated, or repealed and a new Operating Agreement may be adopted by majority action of all of the Members, after notice and opportunity for discussion of the proposed alteration, amendment, restatement, or repeal.
                                CERTIFICATION
     THE UNDERSIGNED, being all of the Members of THE BILTMORE GROUP OF LOUISIANA L.L.C. , A Louisiana Limited Liability Company, evidence their adoption and ratification of the foregoing Operating Agreement of the Company.




EXECUTED by each Member on this the 11th day of August, 1998.


/S/JOANNE M CALDWELL-BAYLES                  /S/JOANNE M CALDWELL-BAYLES
----------------------------------           -----------------------------
The Forsythe Group, Inc.                       Joanne M. Caldwell-Bayles
By: Joanne M. Caldwell-Bayles

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